Exhibit 99.2

- CONVENIENCE TRANSLATION FROM HEBREW -

Tel Aviv, March 16, 2011

To:
Mr. Aviv Tzidon/A.A. Tzidon (1999) Ltd.
12 Zlotchisty St., Apt. 50
Tel Aviv
Israel
Via email

Dear Mr./Miss

Ref.: R.V.B Holdings Ltd. (“RVB”)

Following your notice, dated March 15, 2011, regarding the number of RVB shares to be purchased in connection with the agreement entered into by and among Greenstone Industries Ltd., AA Tzidon (1999) Ltd. and Mr. Aviv Tzidon, dated December 12, 2010 (the “Agreement”), we hereby inform you regarding our exercise of the option to purchase 76,680,848 RVB shares and 1,800,000 options to purchase 1,800,000 RVB shares, which are held by Aviv Tzidon.

Therefore, you are kindly requested to provide us with the following documents, as soon as possible:

1)
Accounting Card Index including Opening Balance Statements, matching the Financial Report as of December 31, 2010 and a RVB Trial Balance consisting of, among others, RVB’s commitments towards third-parties including allowances to outstanding commitments as of the Consummation Date (as defined in the Agreement).

2)
RVB’s Bank Account Statement as of the Consummation Date (as defined in the Agreement). In addition, we request you grant us permission to directly verify the abovementioned statements with the banks in which RVB manages its accounts.

In addition, under the terms of the Agreement, the Consummation Date shall be three business days following the exercise notice or any other date that shall be mutually agreed upon between the parties. Therefore, we wish to coordinate a date to be set as the Consummation Date, as may be needed (the “Consummation Date”).

Furthermore, as agreed between us, we shall provide you, by March 21, 2011, the number and names of directors that we wish to appoint as members of the Board of Directors (the “New Directors”), who shall be execute any declaration required by law for their nomination. Therefore, we kindly request you to send us, by the Consummation Date, legal notices regarding resignation of RVB’s directors from their positions (except for External Directors) and the resolution of the Board of Directors of RVB appointing the New Directors, as of the Consummation Date.

You are hereby requested to coordinate the above with us, in advance.

Sincerely yours,

Greenstone Industries Ltd.